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Exhibit 23.2

        This consent is a copy of the previously issued Arthur Andersen LLP consent, which has not been reissued since Arthur Andersen LLP has ceased operations. The prior period financial statements have been revised to retroactively reflect a reverse stock split approved on March 4, 2002 and to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of November 1, 2001.

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K, the Company's previously filed Registration Statement on Form S-8, File No. 333-43822.

Arthur Andersen LLP

Salt Lake City, Utah
January 15, 2001

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  Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS